EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK TRUST COMPANY, N.A.

of 700 South Flower Street, Suite 200, Los Angeles, CA 90017

At the close of business September 30, 2007, published in accordance with Federal regulatory authority instructions.

I, Karen Bayz, Vice President of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Karen Bayz	)	Vice President

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael K. Klugman, President	)
Frank P. Sulzberger, MD	)	Directors (Trustees)
William D. Lindelof, VP	)